Exhibit 99.1

News

For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports Fourth Quarter 2008 Results
Insurance Operations Achieve 7% Growth in Core Premium,
18% Growth in Core Production, Strong Underwriting Profits
Wilmington, Delaware — February 11, 2009 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the fourth quarter of 2008 were $17.0 million or $0.35 per share, compared to $42.3 million or $0.82 per share in the fourth quarter of 2007. Operating earnings for the full year 2008 were $94.4 million or $1.93 per share, compared to $167.2 million or $3.24 per share in the full year 2007. Annualized operating return on beginning equity (2) in the fourth quarter 2008 was 7.6% compared to 14.4% in the fourth quarter of 2007.
Delphi reported a net loss in the fourth quarter of 2008 of $(1.5) million or $(0.03) per share. The net loss included after-tax realized investment losses of $(18.5) million or $(0.38) per share, of which other-than-temporary impairments were $(17.0) million or ($0.35) per share.
For the full year 2008, Delphi’s net income was $36.7 million or $0.75 per share, which included after-tax realized investment losses of $(57.3) million or $(1.17) per share and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures. Included in after-tax realized investment losses were other-than-temporary impairments of $(51.1) million or ($1.04) per share.
In the fourth quarter of 2007, Delphi’s net income was $41.7 million or $0.81 per share, which included after-tax realized investment losses of $(0.6) million or $(0.01) per share. For the full year 2007, Delphi’s net income was $164.5 million or $3.19 per share, which included after-tax realized investment losses of $(1.2) million or $(0.02) per share and an after-tax loss of $(1.4) million or $(0.03) per share from the redemption of junior subordinated deferrable interest debentures.
Delphi’s core group employee benefit premiums in the fourth quarter of 2008 rose 7% over the prior year quarter to $335 million. This growth was driven by 8% increases in both group disability and group life premiums at Delphi’s Reliance Standard Life subsidiary. Delphi’s core group employee benefit production in the fourth quarter of 2008 rose 18% over the prior year quarter to $101.0 million, driven by very strong increases in excess workers’ compensation production at Delphi’s Safety National subsidiary and group life production at Reliance Standard. Delphi’s group employee benefit combined ratio in the fourth quarter of 2008 was 93.2%, compared with 92.3% for the fourth quarter of 2007. For

Delphi Financial Reports Results for Forth Quarter	Page 2
the full year 2008, the combined ratio in group employee benefits insurance was 92.2%, compared with 92.4% in 2007.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $49.3 million in the fourth quarter of 2008, up from $23.3 million in last year’s fourth quarter. New annuity sales in the full year 2008 were $245.1 million, up from $107.1 million for the full year 2007. Funds under management at December 31, 2008 rose to $1.3 billion from $1.1 billion at December 31, 2007. The increase included the assumption of a $135.0 million block of fixed annuities during the third quarter of 2008 in an indemnity reinsurance transaction.
Delphi’s net investment income in the fourth quarter of 2008 was $22.4 million compared to $67.4 million in the prior year quarter. Invested assets at December 31, 2008 were $4.7 billion compared to $5.0 billion at December 31, 2007. The tax equivalent yield on the Company’s investment portfolio in the fourth quarter of 2008 was 2.3%, compared to 6.0% in the fourth quarter of 2007. Diluted book value per share was $18.41 at December 31, 2008, compared with $23.57 at December 31, 2007. Diluted book value per share before accumulated other comprehensive income or loss(3) was $24.77 at December 31, 2008, compared with $24.34 at December 31, 2007.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “Delphi’s insurance businesses closed out an excellent year with strong underwriting profits in the quarter. We also achieved strong growth in production during the quarter while maintaining our disciplined pricing and underwriting at both Reliance Standard and Safety National. In Safety National’s important January renewal season, which is not reflected in fourth quarter results, we achieved continued strong growth in excess workers’ compensation production and high renewals of our customer base. Demonstrating the ongoing firmness of Safety National’s market, we also achieved modest increases in the important self-insured retention level with just slight declines in rates, which remain at very attractive levels.”
Mr. Rosenkranz continued, “The excellent performance of Delphi’s insurance businesses was offset by disappointing investment results, particularly on investments marked to market through the income statement. During the quarter, however, Delphi made substantial progress in repositioning our investment portfolio to achieve our objective of reducing volatility in our investment income while earning attractive returns. Entering 2009, our alternative assets were less than half the balances we held entering 2008. We have worked to redeploy cash into our traditional fixed income asset classes, but have proceeded cautiously as the economy falters. As a result, we held an unusually high 9% of our invested assets in short-term investments at year-end.”
Mr. Rosenkranz added, “We will be supplying earnings guidance on our conference call reflecting our expectations for significantly improved operating earnings in 2009. These reflect the continued strong performance of our insurance businesses and higher levels of investment income as we benefit from our investment portfolio repositioning. Despite a disappointing year, Delphi’s insurance companies ended the year with capital ratios very nearly equal to those at the beginning of the period.”

Delphi Financial Reports Results for Forth Quarter	Page 3
Conference Call
On February 12, 2009 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s fourth quarter 2008 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on February 12, 2009. Investors can also download Delphi’s fourth quarter 2008 statistical supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion, such as earnings per share guidance, and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

Delphi Financial Reports Results for Forth Quarter	Page 4
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemption of junior subordinated deferrable interest debentures and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Redemptions of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemption of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the respective operating earnings amounts to the corresponding net income amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating return on equity amounts to the corresponding annualized net income return on equity amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

(3)	Diluted book value per share before accumulated other comprehensive income and loss, which is a non-GAAP financial measure, is based on shareholders’ equity excluding the effect of accumulated other comprehensive income and loss. The Company believes that, because accumulated other comprehensive income and loss fluctuates from period to period primarily due to changes in the value of its assets resulting from fluctuations in market interest rates, while the values of its liabilities are not similarly marked to market in determining diluted book value per share (the most directly comparable GAAP measure), this non-GAAP measure is useful in analyzing the Company’s operating trends. For reconciliations of the respective diluted book value per share before accumulated other comprehensive income and loss amounts to the corresponding diluted book value per share amounts for the indicated dates, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
Income Statement Data	12/31/2008	12/31/2007	12/31/2008	12/31/2007

Operating earnings (Non-GAAP measure)	$17,000	$42,307	$94,387	$167,170
Net realized investment losses, net of taxes	(18,526)	(632)	(57,315)	(1,233)
Loss on redemption of junior subordinated deferrable interest debentures, net of taxes	—	—	(389)	(1,425)

Net (loss) income (GAAP measure)	$(1,526)	$41,675	$36,683	$164,512

Diluted results per share of common stock:
Operating earnings (Non-GAAP measure)	$0.35	$0.82	$1.93	$3.24
Net realized investment losses, net of taxes	(0.38)	(0.01)	(1.17)	(0.02)
Loss on redemption of junior subordinated deferrable interest debentures, net of taxes	—	—	(0.01)	(0.03)

Net (loss) income (GAAP measure)	$(0.03)	$0.81	$0.75	$3.19

Annualized operating return on beginning equity	7.6%	14.4%	8.3%	15.3%

Annualized net (loss) income return on beginning equity (GAAP measure)	-0.7%	14.2%	3.2%	15.1%

Balance Sheet Data	12/31/2008	12/31/2007

Shareholders’ equity, excluding accumulated other comprehensive (loss) income	$1,172,289	$1,183,887
Add: Accumulated other comprehensive loss	(351,710)	(42,497)

Shareholders’ equity (GAAP measure)	$820,579	$1,141,390

Diluted book value per share of common stock, excluding accumulated other comprehensive (loss) income (Non-GAAP measure)	$24.77	$24.34
Add: Accumulated other comprehensive loss	(6.36)	(0.77)

Diluted book value per share of common stock (GAAP measure)	$18.41	$23.57

Please see footnotes 1 through 3 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Revenue:
Premium and fee income	$356,798	$331,633	$1,384,890	$1,304,161
Net investment income	22,356	67,369	134,850	270,547
Net realized investment losses	(28,502)	(972)	(88,177)	(1,897)
Loss on redemption of junior subordinated deferrable interest debentures	—	—	(598)	(2,192)

	350,652	398,030	1,430,965	1,570,619

Benefits and expenses:
Benefits, claims and interest credited to policyholders	258,544	236,681	989,253	944,901
Commissions and expenses	93,271	96,674	377,671	365,671

	351,815	333,355	1,366,924	1,310,572

Operating (loss) income	(1,163)	64,675	64,041	260,047

Interest expense:
Corporate debt	4,761	3,897	17,701	16,870
Junior subordinated debentures	3,240	3,239	12,966	7,891
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	476	934	2,727
Income tax (benefit) expense	(7,638)	15,388	(4,243)	68,047

Net (loss) income	$(1,526)	$41,675	$36,683	$164,512

Basic results per share of common stock:
Net (loss) income	$(0.03)	$0.84	$0.76	$3.27

Weighted average shares outstanding	47,975	49,859	48,278	50,269

Diluted results per share of common stock:
Net (loss) income	$(0.03)	$0.81	$0.75	$3.19

Weighted average shares outstanding	47,975	51,393	48,963	51,579

Dividends paid per share of common stock	$0.10	$0.09	$0.39	$0.35

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	12/31/2008	12/31/2007
Assets:
Investments:
Fixed maturity securities, available for sale	$3,773,382	$3,691,694
Short-term investments	401,620	286,033
Other investments	479,921	1,010,141

	4,654,923	4,987,868

Cash	63,837	51,240
Cost of business acquired	264,777	174,430
Reinsurance receivables	376,731	402,785
Goodwill	93,929	93,929
Other assets	409,103	260,602
Assets held in separate account	90,573	123,956

Total assets	$5,953,873	$6,094,810

Liabilities and Shareholders’ Equity:
Policy liabilities and accruals	$2,574,050	$2,353,375
Policyholder account balances	1,356,932	1,083,121
Corporate debt	350,750	217,750
Junior subordinated debentures	175,000	175,000
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	20,619
Other liabilities and policyholder funds	585,989	979,599
Liabilities related to separate account	90,573	123,956

Total liabilities	5,133,294	4,953,420

Shareholders’ equity:
Class A Common Stock	489	487
Class B Common Stock	60	59
Additional paid-in capital	522,596	509,742
Accumulated other comprehensive loss	(351,710)	(42,497)
Retained earnings	846,390	828,116
Treasury stock, at cost	(197,246)	(154,517)

	820,579	1,141,390

Total liabilities and shareholders’ equity	$5,953,873	$6,094,810

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Twelve Months Ended
	12/31/2008	12/31/2007
Operating activities:
Net income	$36,683	$164,512
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	233,116	245,031
Net change in reinsurance receivables and payables	30,746	5,335
Amortization, principally the cost of business acquired and investments	63,438	73,084
Deferred costs of business acquired	(124,529)	(108,574)
Net realized losses on investments	88,177	1,897
Net change in federal income tax liability	(68,689)	23,757
Other	137,390	(21,723)

Net cash provided by operating activities	396,332	383,319

Investing activities:
Purchases of investments and loans made	(1,474,661)	(1,210,252)
Sales of investments and receipts from repayment of loans	537,328	550,991
Maturities of investments	336,417	171,927
Net change in short-term investments	(115,587)	114,206
Change in deposit in separate account	12,429	8,948

Net cash used by investing activities	(704,074)	(364,180)

Financing activities:
Deposits to policyholder accounts	388,419	116,729
Withdrawals from policyholder accounts	(120,984)	(159,035)
Borrowings under revolving credit facility	139,000	112,000
Principal payments under revolving credit facility	(6,000)	(158,000)
Proceeds from the issuance of junior subordinated debentures	—	172,309
Redemptions of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	(20,619)	(37,728)
Acquisition of treasury stock	(42,729)	(62,417)
Other financing activities	(16,748)	39

Net cash provided (used) by financing activities	320,339	(16,103)

Increase in cash	12,597	3,036
Cash at beginning of period	51,240	48,204

Cash at end of period	$63,837	$51,240